UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   March 16, 2020

TEXAS ROADHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50972	20-1083890
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6040 Dutchmans Lane, Louisville, KY	40205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (502) 426-9984

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TXRH	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As previously disclosed, Texas Roadhouse, Inc. and certain of its subsidiaries are parties to that certain Amended and Restated Credit Agreement dated August 7, 2017 (the “Amended Credit Agreement”). The Amended Credit Agreement is a revolving credit agreement under which we can borrow up to $200.0 million with the option to increase the credit facility by an additional $200.0 million (subject to certain limitations set forth in the Amended Credit Agreement). The material terms of the Amended Credit Agreement are described under “Note 5 – Long-term Debt” of the Notes to Consolidated Financial Statements for Texas Roadhouse, Inc. and its subsidiaries, which Note 5 is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Securities and Exchange Commission on February 28, 2020, and which description is incorporated herein by reference.

As of December 31, 2019, we had $191.8 million of availability under the Amended Credit Agreement, net of $8.2 million of outstanding letters of credit.

On March 9, 2020 and as a precautionary measure, we provided notice to the lenders under the Amended Credit Agreement of our desire to borrow $50.0 million available under the credit facility, which amounts were deposited with us on March 12, 2020. Additionally, on March 16, 2020, we provided an additional notice to the lenders under the Amended Credit Agreement of our desire to borrow $140.0 million available under the credit facility so that a total of $198.2 million will be outstanding (including $8.2 million of outstanding letters of credit) following receipt of such additional $140.0 million draw down. The current interest for such borrowings under the Amended Credit Agreement is a blended rate of approximately 1.64%. With the draw down, and existing cash, we will have over $300 million in cash on hand with an option to increase the credit facility by an additional $200 million. As of the date of this Current Report on Form 8-K, we remain in compliance with all financial covenants set forth in the Amended Credit Agreement.

In light of the current uncertainty in the global markets resulting from the COVID-19 outbreak and notwithstanding our healthy cash balance previously described in our Annual Report on Form 10-K for fiscal year ended December 31, 2019, we increased our borrowing as a precautionary measure in order to bolster our cash position and enhance financial flexibility. The proceeds from these borrowings are being held on our balance sheet and may in the future be used for general corporate purposes, including, without limitation, working capital, capital expenditures in the ordinary course of business, or other lawful corporate purposes, all in accordance with and subject to the terms and conditions of the Amended Credit Agreement.

Item 7.01	Regulation FD Disclosure

Due to the current unprecedented global market and economic conditions in the United States and around the world, we are withdrawing financial guidance for the fiscal year ended December 29, 2020. We plan to provide an update on the business on our First Quarter earnings call and will provide updated financial guidance to the extent we can reasonably estimate the impact of the outbreak and changing market conditions. For additional information, see the Press Release issued on March 19, 2020, and furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits 99.1	Press Release Issued by the Company on March 19, 2020

Forward-looking Statements

This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the potential impact of the COVID-19 outbreak and other non-historical statements. Such statements are based upon the current beliefs and expectations of the management of Texas Roadhouse. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; food safety and food-borne illness concerns; and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include but are not limited to those described under “Part I—Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Current Report on Form 8-K and in our other filings with the Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements, except as required by applicable law.

INDEX TO EXHIBITS

Exhibit No. 99.1	Press Release issued by the Company on March 19, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS ROADHOUSE, INC.

Date: March 19, 2020	By:	/s/ Tonya Robinson
Tonya Robinson
Chief Financial Officer

4